Exhibit 4.16

OVERSEAS SHIPHOLDING GROUP, INC.

DESCRIPTION OF CAPITAL STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “OSG.” All outstanding shares of common stock are validly issued, fully paid, and nonassessable. Our authorized capital stock consists of (a) 167,987,800 authorized shares of common stock, consisting of 166,666,666 authorized shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and 1,321,134 authorized shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “common stock”), and (b) 60,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

The following is a summary of the material provisions of our capital stock and certain provisions of the Delaware General Corporation Law (“DGCL”). You should refer to the full text of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as exhibits to our Annual Reports on Form 10-K.

Common Stock

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, based on the number of shares of common stock then held of record by such holder, subject to the preferential rights of the holders of any shares of preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share.

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our Amended and Restated By-Laws provide that directors will be elected by a majority of the shares voting once a quorum is present.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as the board of directors shall specify in the resolution or resolutions providing for the issuance of such preferred stock, provided that the board of directors may not issue any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholders rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly, without the affirmative vote of at least a majority of the total voting power of the outstanding shares of our capital stock entitled to vote on such matter, voting as a class. Notwithstanding the foregoing, the preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock, and the issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control. We currently have no plans to issue any shares of preferred stock.

Qualification for Ownership and Transfer of Shares

Certain of our U.S. Flag operations are conducted in the U.S. coastwise trade and are governed by the U.S. federal law commonly known as the “Jones Act,” specifically, 46 U.S.C. Sections 12103 and 50501. The Jones Act restricts waterborne transportation of goods and passengers between points in the United States to vessels owned and controlled by “U.S. Citizens” as specifically defined therein (as so defined, “U.S. Citizens”). We could lose the privilege of owning and operating vessels in the Jones Act trade if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of the equity interests in the Company. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws authorize our board of directors to establish with respect to any class or series of capital stock of the Company certain rules, policies and procedures, including procedures with respect to transfers of shares, to ensure compliance with the Jones Act. In order to provide a reasonable margin for compliance with the Jones Act, our board of directors has determined that until further action by the board, at least 77% of the outstanding shares of each class of capital stock of the Company must be owned by U.S. Citizens. At and during such time that the limit is reached with respect to shares of Class A Common Stock or Class B Common Stock, as applicable, we will be unable to issue any further shares of such class of common stock or approve transfers of such class of common stock to non-U.S. Citizens. Any purported transfer of equity interests in the Company in violation of these ownership provisions will be ineffective to transfer the equity interests or any voting, dividend or other rights associated with them.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated By-Laws and Delaware Law

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. Examples of such provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws relating to corporate governance and the rights of stockholders, certain of which may be deemed to have a potential “anti-takeover” effect include:

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Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 167,987,800 authorized shares of common stock (consisting of 166,666,666 authorized shares of Class A Common Stock and 1,321,134 authorized shares of Class B Common Stock) and 60,000,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Amended and Restated Certificate of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. Although our Amended and Restated Certificate of Incorporation prohibits the board of directors, without the affirmative vote of at least a majority of the total voting power of our outstanding shares of capital stock entitled to vote on such matters, voting as a class, from issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Corporation more difficult or costly, the issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or our Amended and Restated Certificate of Incorporation.

Action by Written Consent. Our Amended and Restated By-Laws provide that stockholder action can be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders. Our Amended and Restated By-Laws provide that special meetings of our stockholders may be called only by the President or any Vice President, by resolution of the board of directors or by holders of not less than 25% of all outstanding shares entitled to vote on the matter for which the meeting is called. Our Amended and Restated By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Advance Notice Procedures. Our Amended and Restated By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the immediately preceding annual meeting. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

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Super Majority Approval Requirements. Our Amended and Restated By-Laws provide that our board of directors, at any regular meeting or special meeting called for the purpose, and our stockholders, at any annual meeting or special meeting called for the purpose, may make, alter, amend or repeal our Amended and Restated By-Laws. However, our board of directors may not, without the affirmative vote of a majority of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain provisions of our Amended and Restated By-Laws, including those relating to stockholder meeting quorum requirements, majority election of directors, advance notice procedures, special meetings of our board of directors, committees of the board of directors and amendments to the Amended and Restated By-Laws. Further, our board of directors may not, without the affirmative vote of the holders of two-thirds or more of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain other provisions of our Amended and Restated By-Laws, including those relating to the calling of special meetings by stockholders and stockholder action by written consent.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Amended and Restated Certificate of Incorporation provides that specified provisions, including those relating to amendment of our Amended and Restated Certificate of Incorporation, actions by written consent of stockholders and our opt out of Section 203 of the DGCL, may only be amended or repealed by the affirmative vote of two-thirds or more of the combined voting power of the outstanding shares of our capital stock.

The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain or discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Business Combinations with Interested Stockholders

Section 203 of the DGCL restricts certain business combinations between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of the corporation’s outstanding voting stock) or the interested stockholders’ affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” Pursuant to our Amended and Restated Certificate of Incorporation, however, we have opted out of Section 203 of the DGCL, and therefore are not be subject to any limitations thereunder.

Exclusive Forum

Our Amended and Restated By-Laws provides that unless we consent in writing to the selection of an alternate forum, the State and Federal court located in the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees, (iii) any action asserting a claim against us arising pursuant to the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Amended and Restated By-Laws.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and requires that we will provide them with customary indemnification.

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